As filed with the Securities and Exchange Commission on March 7, 2008
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

CELGENE CORPORATION
(Exact Name of Registrant as Specified in Its Charter)

Delaware	22-2711928
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

86 Morris Avenue Summit, New Jersey	07901
(Address of Principal Executive Offices)	(Zip Code)

Pharmion Corporation 2000 Stock Incentive Plan
(Full Title of the Plan)

Sol J. Barer	Copy to:
Chief Executive Officer Celgene Corporation 86 Morris Avenue Summit, New Jersey 07901 (Name and Address of Agent for Service)	Robert A. Cantone, Esq. Proskauer Rose LLP 1585 Broadway New York, New York 10036 (212) 969-3000

(908) 673-9000 (Telephone Number, Including Area Code, of Agent For Service)

CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum	Amount
Title Of Each Class Of Securities	Amount To Be	Offering Price	Aggregate	Of
To Be Registered	Registered(1)	Per Share	Offering Price	Registration Fee
Common Stock, par value $0.01 per share	1,225,000	$56.15(2)	$68,783,750(2)	$2,704

(1)	This Registration Statement covers 1,225,000 shares of common stock, par value $0.01 per share, of Celgene Corporation (the “Registrant” or the “Company”) available for issuance pursuant to outstanding stock options originally granted under the Pharmion Corporation 2000 Stock Incentive Plan. This Registration Statement also covers any additional shares of common stock of the Registrant that become issuable pursuant to such stock options by reason of any stock dividend, stock split, recapitalization or other similar transaction that results in an increase in the number of the outstanding shares of common stock of the Registrant.

(2)	Calculated solely for purposes of this offering under Rules 457(c) and 457(h) of the Securities Act of 1933, as amended, on the basis of the average of the high and low selling prices per share of common stock of the Registrant on March 6, 2008, as reported on the Nasdaq Global Select Market.

EXPLANATORY NOTE
     As a result of the merger on March 7, 2008 of Pharmion Corporation (“Pharmion”) with Cobalt Acquisition LLC (“Merger Sub”), a wholly owned subsidiary of the Registrant, the separate existence of Pharmion ceased and Merger Sub continued as the survivor of such merger (under the name Pharmion LLC) and a wholly owned subsidiary of the Registrant.
     In connection with the consummation of the merger, the Registrant has assumed the Pharmion Corporation 2000 Stock Incentive Plan and the outstanding, unvested stock options to purchase shares of Pharmion common stock granted thereunder. Such outstanding, unvested stock options were converted in the merger into equivalent stock options to purchase shares of the Registrant’s common stock on the same general terms and conditions as the original awards. Accordingly, the Registrant is filing this Registration Statement to cover the shares of the Registrant’s common stock issuable upon exercise of the converted stock options.

PART I
INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS
     The documents containing the information specified in Part I of Form S-8 and the statement of availability of information required by Item 2 of Form S-8 and information relating to certain outstanding stock options originally granted under the Pharmion Corporation 2000 Stock Incentive Plan and other information required by Item 2 of Form S-8 have previously been, or will be, sent or given to option holders as specified by Rule 428(b)(1) of the Securities Act of 1933, as amended. Such documents are not required to be and are not filed with the Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act of 1933.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.
     The following documents filed with the Commission by Celgene Corporation, a Delaware corporation (the “Company” or the “Registrant”), are incorporated by reference herein:
(a)	the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007, filed with the Commission on February 20, 2008;

(b)	the Current Reports on Form 8-K, filed with the Commission on January 3, 2008, January 24, 2008, January 28, 2008, February 8, 2008, February 21, 2008, March 6, 2008, and March 7, 2008; and

(c)	the description of the Company’s common stock contained in the Company’s Registration Statement on Form 8-A, File No. 0-16132.
     All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, subsequent to the effective date of this Registration Statement, prior to the filing of a post-effective amendment to this Registration Statement indicating that all securities offered hereby have been sold or deregistering all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be part hereof from the date of filing of such documents. In no event, however, will any information that the Registrant discloses under Item 2.02 or Item 7.01 of any Current Report on Form 8-K that the Registrant may from time to time furnish to the Commission be incorporated by reference into, or otherwise become a part of, this Registration Statement. Any statement contained in any document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed to constitute a part of this Registration Statement, except as so modified or superseded.
Item 4. Description of Securities
     Not applicable.
Item 5. Interests of Named Experts and Counsel.
     Not applicable.

Item 6. Indemnification of Directors and Officers.
     Article EIGHTH of the Company’s Certificate of Incorporation provides that the Company shall indemnify, to the fullest extent authorized by the Delaware General Corporation Law, its officers and directors against all expenses, judgments, fines and amounts paid in settlement incurred in connection with any civil, criminal, administrative or investigative action, suit or proceeding. The Certificate of Incorporation also extends indemnification to those serving at the request of the Company as directors, officers, employees or agents of other enterprises.
     Article TENTH of the Company’s Certificate of Incorporation provides that no director of the Company shall be liable to the Company or any of its stockholders for monetary damages for breach of fiduciary duty as a director, except for director’s liability (i) for breach of the director’s duty of loyalty to the Company or its stockholders, (ii) for acts of or omissions of such director not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit.
     Section 145 of the General Corporation Law of the State of Delaware permits a corporation to indemnify its directors and officers against expenses (including attorney’s fees), judgments, fines and amounts paid in settlements actually and reasonably incurred by them in connection with any action, suit or proceeding brought by third parties, if such directors or officers acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reason to believe their conduct was unlawful. In a derivative action, i.e., one by or in the right of the corporation, indemnification may be made only for expenses actually and reasonably incurred by directors and officers in connection with the defense or settlement of an action or suit, and only with respect to a matter as to which they shall have acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interest of the corporation, except that no indemnification shall be made if such person shall have been adjudged liable to the corporation, unless and only to the extent that the court in which the action or suit was brought shall determine upon application that the defendant officers or directors are reasonably entitled to indemnity for such expenses despite such adjudication of liability.
     Section 102(b)(7) of the General Corporation Law of the State of Delaware provides that a corporation may eliminate or limit the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law of the State of Delaware, or (iv) for any transaction from which the director derived an improper personal benefit. No such provision shall eliminate or limit the liability of a director for any act or omission occurring prior to the date when such provision becomes effective.
     Pursuant to Section 145 of the General Corporation Law of the State of Delaware, the Company maintains directors’ and officers’ liability insurance coverage.
Item 7. Exemption from Registration Claimed.
Not applicable.
Item 8. Exhibits.

Exhibit No.	Description

5	Opinion of Proskauer Rose LLP*

10	Pharmion Corporation 2000 Stock Incentive Plan (Amended and Restated effective as of December 6, 2006), filed as Exhibit 10.35 on Pharmion Corporation’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006, which was filed with the Commission on March 15, 2007, and incorporated herein by reference.

Exhibit No.	Description
23.1	Consent of KPMG LLP*

23.2	Consent of Proskauer Rose LLP (included in Exhibit 5)*

24	Power of Attorney (included on signature page).*

*	Filed herewith.
Item 9. Undertakings.
     (a) The undersigned Registrant hereby undertakes:
     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
          (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
          (ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;
          (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.
Provided, however, that (A) paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the Registration Statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement; and (B) paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) do not apply if the Registration Statement is on Form S-3 or Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the Registration Statement.
     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
     (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (h) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Summit, State of New Jersey on this 7th day of March, 2008.

CELGENE CORPORATION
By:	/s/ Sol J. Barer
Sol J. Barer
Chairman of the Board and Chief Executive Officer

POWER OF ATTORNEY
     KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Sol J. Barer and Robert J. Hugin, and each of them, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement on Form S-8 and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.
     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Sol J. Barer, Ph.D.	Chairman of the Board; Chief Executive Officer	March 7, 2008
Sol J. Barer, Ph.D.	(Principal Executive Officer)

/s/ Robert J. Hugin	Director; President; Chief Operating Officer	March 7, 2008

Robert J. Hugin

/s/ David W. Gryska	Chief Financial Officer (Principal Financial and	March 7, 2008
David W. Gryska	Accounting Officer)

/s/ Michael D. Casey	Director	March 7, 2008

Michael D. Casey

/s/ Rodman L. Drake	Director	March 7, 2008

Rodman L. Drake

/s/ Arthur Hull Hayes, Jr., M.D.	Director	March 7, 2008

Arthur Hull Hayes, Jr., M.D.

/s/ Gilla Kaplan, Ph.D.	Director	March 7, 2008

Gilla Kaplan, Ph.D.

Signature	Title	Date
/s/ James J. Loughlin	Director	March 7, 2008

James J. Loughlin

/s/ Ernest Mario	Director	March 7, 2008

Ernest Mario

/s/ Richard C.E. Morgan	Director	March 7, 2008

Richard C.E. Morgan

/s/ Walter L. Robb, Ph.D.	Director	March 7, 2008

Walter L. Robb, Ph.D.

EXHIBIT INDEX

Exhibit No.	Description

5	Opinion of Proskauer Rose LLP*

10	Pharmion Corporation 2000 Stock Incentive Plan (Amended and Restated effective as of December 6, 2006), filed as Exhibit 10.35 on Pharmion Corporation’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006, which was filed with the Commission on March 15, 2007, and incorporated herein by reference.

23.1	Consent of KPMG LLP*

23.2	Consent of Proskauer Rose LLP (included in Exhibit 5)*

24	Power of Attorney (included on signature page).*

*	Filed herewith